Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile +1 713 836 3601

September 21, 2021

Ivanhoe Capital Acquisition Corp.

1177 Avenue of Americas

5th Floor

New York, NY 10026

Ladies and Gentlemen:

We are U.S. tax counsel to Ivanhoe Capital Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“Parent”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented through the date hereof, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-258691) originally filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2021, under the Securities Act of 1933, as amended (the “Securities Act”), by Parent. As used herein, “New SES” refers to Parent after giving effect to the Domestication and the Business Combination. The Registration Statement relates to the registration of (i) 377,278,818 shares of Class A common stock, par value $0.0001 per share, of New SES, (ii) 14,213,333 warrants to purchase shares of Class A common stock and (iii) 46,849,144 shares of Class B common stock, par value $0.0001 per share, of New SES, in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated July 7, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Parent, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement. You have requested our opinion as to certain U.S. federal income tax considerations. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

(b) All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreement, the Sponsor Letter Agreement, the Transaction Support Agreements, the Subscription Agreements, and the other agreements referred to in any of the foregoing or otherwise relating to the Business Combination (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in any representation letters provided to us by Parent, SES, and Amalgamation Sub, are true, correct and complete at all times up to Closing, in each case, without regard to any qualification as to knowledge, belief, or otherwise;

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(c) The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; and

(d)The Documents represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Agreements and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Domestication in connection with the Business Combination, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders” in the Registration Statement, subject to the assumptions, limitations and qualifications stated in the section entitled “U.S. Federal Income Tax Considerations” in the Registration Statement (the “Tax Disclosure”), and, as further described in the Tax Disclosure, does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure, (ii) any matter arising in connection with Section 367 of the Code, or (iii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. The conclusions reached in our opinion are based on our best judgment regarding application of the relevant legal authorities. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached; indeed, a court may reach a contrary conclusion on one or more issues.

Based upon and subject to the foregoing and the limitations and qualifications herein and in the Registration Statement, the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders,” constitutes our opinion as to the material U.S. federal income tax considerations for U.S. Holders of public shares with respect to the Domestication.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP